SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 9, 2004
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-[SEVEN] REVERSE SPLIT OF PHARMCHEM’S OUTSTANDING SHARES OF COMMON STOCK

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 9, 2004

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of PharmChem, Inc., a Delaware corporation (“PharmChem” or the “Company”), will be held on Friday, January 9, 2004, at 10:00 a.m., local time, at the Company’s Corporate Headquarters, 4600 North Beach Street, Haltom City, Texas 76137 for the following purpose as set forth in the accompanying Proxy Statement:

     1. To consider and vote upon a proposal to amend the Company’s Certificate of Incorporation to effect a one for [seven] reverse stock split of the Company’s outstanding Common Stock, $.001 par value per share (the “Common Stock”).

     2. To transact such other business as may properly come before the Special Meeting.

     Only stockholders of record at the close of business on [November 21], 2003 are entitled to notice of and to vote at the Special Meeting.

     All stockholders are cordially invited to attend the Special Meeting in person. However, to assure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Special Meeting may vote in person even if such stockholder has returned a proxy.

David A. Lattanzio
Secretary
Haltom City, Texas
December , 2003

IMPORTANT:	Whether or not you plan to attend the Special Meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

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4600 North Beach Street
Haltom City, Texas 76137

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

     The enclosed proxy is solicited by the Board of Directors of PharmChem, Inc. (the “Company”) for use at a Special Meeting of Stockholders (the “Special Meeting”) to be held on Friday, January 9, 2004, at 10:00 a.m., local time, and at any adjournment thereof. The Special Meeting will be held at the Company’s Corporate Headquarters, 4600 North Beach Street, Haltom City, Texas 76137. The Company’s telephone number is (817) 605-5300. The purpose of the Special Meeting is to consider and vote upon:

1.	A proposal (the “Reverse Stock Split Proposal”) to amend the Company’s Certificate of Incorporation to effect a one for [seven] reverse stock split of the Company’s outstanding Common Stock, $.001 par value per share (the “Common Stock”).

2.	To transact such other business as may properly come before the Special Meeting.

     The proxy solicitation materials were mailed on or about December    , 2003, to all stockholders entitled to vote at the Special Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Record Date

     Stockholders of record at the close of business on [November 21,] 2003 are entitled to notice of the Special Meeting and to vote at the Special Meeting. At the record date, [5,852,593] shares of the Company’s Common Stock were issued and outstanding.

Voting and Solicitation; Quorum

     Each stockholder of record as of the record date is entitled to one vote for each share held. The presence, in person or by proxy, of a majority of the shares outstanding on the record date constitutes the quorum required to transact business at the Special Meeting. Under Delaware law, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     The affirmative vote of a majority of the Company’s outstanding shares, will be required for approval of the Reverse Stock Split Proposal. Abstention and broker non-votes are counted as votes against the Reverse Stock Split Proposal.

     The Board of Directors does not know of any other matter than may be brought before the Special Meeting but, in the event that any other matter should come before the Special Meeting, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

     An automated system administered by the Company’s transfer agent tabulates the proxies received prior to the date of the Special Meeting. Proxies received on the date of the Special Meeting at or prior to the time of voting are tabulated manually by a representative of the Company.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile. The Company may also retain a professional solicitor to assist in the solicitation of proxies, at a cost estimated not to exceed [$4,500] plus out-of-pocket expenses.

Appraisal Rights

     Under Delaware law and the Company’s Certificate of Incorporation, no appraisal rights are available to dissenting stockholders in regard to the Reverse Stock Split Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company’s Common Stock as of November 30, 2003 (except as otherwise indicated below), by all persons known to the Company to be the beneficial owners of more than 5% of the Company’s Common Stock, by each director, by the Chief Executive Officer, by each of the four most highly compensated executive officers other than the Chief Executive Officer and by all directors and executive officers as a group. Except as otherwise indicated in the accompanying footnotes, such figures are based upon information furnished by the persons named.

	Number	Percent of
Name	of Shares	Total(16)

Palo Alto Investors LLC(1) 470 University Avenue Palo Alto, CA 94301	1,511,435	25.2%
Micro Cap Partners, LP(2) 470 University Avenue Palo Alto, CA 94301	629,000	10.5%
Willow Creek Capital Management(3) 17 East Sir Francis Drake Boulevard, Suite 100 Larkspur, CA 94939	595,700	9.9%
Weintraub Capital Management, LLC(4) 909 Montgomery Street, Suite 400 San Francisco, CA 94133	585,200	9.7%
Prism Partners II Offshore Fund(5) 909 Montgomery Street, Suite 400 San Francisco, CA 94133	321,860	5.4%
Dimensional Fund Advisors Inc.(6) 1299 Ocean Avenue, 11thFloor Santa Monica, CA 90401	297,700	5.0%
Joseph W. Halligan(7)	419,063	7.0%
Neil A. Fortner(8)	121,583	2.0%
Joseph L. Kurta(9)	500	*
David A. Lattanzio(10)	180,583	3.0%
Bryan C. Merryman(11)	19,125	*
Baburaj Parakkal(12)	41,624	*
Richard D. Irwin (13)	217,338	3.6%
Stephen I. Schorr(14)	19,324	*
Donald R. Stroben(15)	25,167	*
All executive officers and directors as a group (9 persons)	1,044,307	17.4%

*	Less than 1.0%

(1)	William L. Edwards, the president and controlling shareholder of Palo Alto Investors LLC, may be deemed to be a beneficial owner of the shares of which Palo Alto Investors LLC is deemed to be a beneficial owner. Palo Alto Investors LLC, a registered investment adviser, is deemed a beneficial owner by virtue of its voting and dispositive power with respect to shares held in discretionary accounts for the benefit of clients or as a general partner of partnerships holding such shares. Palo Alto Investors and Mr. Edwards have shared voting and dispositive power with respect to 1,393,112 of such shares and Mr. Edwards has sole voting power with respect to 118,323 shares held by Mr. Edwards individually. Of these shares, 554,000 are held and managed for the benefit of Micro Cap Partners, LP and 75,000 shares are subject to immediately exercisable warrants held by Micro Cap Partners, LP; these 629,000 shares have also been included in the number of shares beneficially owned by Micro Cap Partners, LP

(footnote 2 below). Palo Alto Investors, Inc., a California corporation, is the sole manager of Palo Alto Investors LLC, and as such may be deemed a beneficial owner of all of the shares of which Palo Alto Investors LLC may be deemed to be a beneficial owner. (The foregoing information is based upon a Schedule 13D amendment filed by Palo Alto Investors, Inc. on March 12, 2003.)

(2)	Of these shares, 554,000 are held and managed for the benefit of Micro Cap Partners, LP by Palo Alto Investors LLC, the general partner of Micro Cap Partners, LP. Micro Cap Partners, LP has shared voting and dispositive power with respect to such shares. These shares also include 75,000 shares subject to immediately exercisable warrants by Micro Cap Partners, LP. All of such shares have also been included in the number of shares beneficially owned by Palo Alto Investors LLC. See footnote 1 above. (The foregoing information is based upon a Schedule 13D amendment filed by Palo Alto Investors, Inc. on March 12, 2003.)

(3)	Aaron H. Braun, the controlling shareholder of Willow Creek Capital Management and member and controlling owner of WC Capital Management, LLC, may be deemed to be a beneficial owner of the shares held and managed by WC Capital Management, LLC and Willow Creek Capital Management, each of which is a registered investment adviser. Willow Creek Capital Management is the manager of WC Capital Management, LLC, an investment adviser to certain investment limited partnerships. Each of Aaron H. Braun, Willow Creek Capital Management and WC Capital Management, LLC have shared voting and dispositive power with respect to all of such shares. (The foregoing information is based upon a Schedule 13G filed by Willow Creek Capital Management on February 13, 2002.)

(4)	Jerald M. Weintraub, managing general partner of Weintraub Capital Management, LLC, may be deemed a beneficial owner of the shares of which Weintraub Capital Management, LLC is deemed a beneficial owner. Weintraub Capital Management, LLC, a registered investment adviser, is deemed a beneficial owner by virtue of its voting and dispositive power with respect to such shares. Weintraub Capital Management, LLC, Jerald M. Weintraub and Prism Partners II Offshore Fund have shared voting and dispositive power with respect to 321,860 of such shares. Such shares have also been included in the number of shares beneficially owned by Prism Partners II Offshore Fund (footnote 5 below). (The foregoing information is based upon a Schedule 13G amendment filed by Weintraub Capital Management, LLC on February 14, 2003.)

(5)	Jerald M. Weintraub, managing general partner of Weintraub Capital Management, LLC and Weintraub Capital Management, LLC, a registered investment adviser to and general partner of Prism Partners II Offshore Fund, may be deemed to be beneficial owners of the shares held by Prism Partners II Offshore Fund. Prism Partners I, L.P., Jerald M. Weintraub and Weintraub Capital Management, LLC have shared voting and dispositive power with respect to all of such shares. Such shares have also been included in the number of shares beneficially owned by Weintraub Capital Management, LLC. (See footnote 4 above). (The foregoing information is based upon a Schedule 13G amendment filed by Weintraub Capital Management, LLC on February 14, 2003.)

(6)	Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment adviser, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are the “Funds”). In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over 297,700 shares of the Company’s Common Stock held by the Funds and may be deemed to be the beneficial owner of such shares. However, all of such shares are owned by the Funds and Dimensional disclaims beneficial ownership of such shares. (The foregoing information is based upon a Schedule 13G filed by Dimensional on February 7, 2003.)

(7)	These shares include 16,000 owned directly by Mr. Halligan and 403,063 which are purchasable by Mr. Halligan within 60 days of November 30, 2003, pursuant to outstanding options. Mr. Halligan is a director and Chief Executive Officer of the Company.

(8)	These shares include 7,000 owned directly by Mr. Fortner and 114,583 which are purchasable by Mr. Fortner within 60 days of November 30, 2003, pursuant to outstanding options. Mr. Fortner is an executive officer of the Company.

(9)	These shares are owned directly by Mr. Kurta who resigned as an executive officer of the Company effective November 15, 2002.

(10)	These shares include 6,000 owned directly by Mr. Lattanzio and 174,583 which are purchasable by Mr. Lattanzio within 60 days of November 30, 2003, pursuant to outstanding options. Mr. Lattanzio is an executive officer of the Company.

(11)	These shares include 1,000 owned directly by Mr. Merryman and 18,125 purchasable within 60 days of November 30, 2003, pursuant to outstanding options. Mr. Merryman is an executive officer of the Company.

(12)	These shares include 1,000 owned directly by Mr. Parakkal and 40,624 which are purchasable by Mr. Parakkal within 60 days of November 30, 2003, pursuant to outstanding options. Mr. Parakkal is an executive officer of the Company.

(13)	These shares include 19,000 owned directly by Mr. Irwin, 23,332 purchasable within 60 days of November 30, 2003, pursuant to outstanding options and 37,500 subject to immediately exercisable warrants held by Mr. Irwin. These shares also include 30,000 held by partnerships of which Mr. Irwin is the general partner, 37,500 subject to immediately exercisable warrants that are held by one of such partnerships, 6,605 held by a corporation in which Mr. Irwin is a director, officer and controlling shareholder, 13,401 held by revocable trusts of which Mr. Irwin is the trustee and 50,000 held in the Virginia Irwin Charitable Remainder Unitrust of which Mr. Irwin is the trustee. Mr. Irwin has sole voting and dispositive power with respect to all of such shares. Mr. Irwin is a director of the Company.

(14)	These shares include 6,200 owned directly by Mr. Schorr and 13,124 which are purchasable by Mr. Schorr within 60 days of November 30, 2003, pursuant to outstanding options. Mr. Schorr is a director of the Company.

(15)	These shares include 1,835 owned by a revocable trust of which Mr. Stroben is trustee and 23,332 which are purchasable by Mr. Stroben within 60 days of November 30, 2003, pursuant to outstanding options. Mr. Stroben is a director of the Company.

(16)	Percent of the total is based upon 5,852,593 shares outstanding plus 150,000 of shares contingently issuable upon exercise of warrants.

PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE
OF INCORPORATION TO EFFECT A ONE-FOR-[SEVEN] REVERSE
SPLIT OF PHARMCHEM’S OUTSTANDING SHARES OF COMMON STOCK

Background

     On April 12, 2002, while the Company’s Common Stock was listed on The Nasdaq National Market, the Company was notified that it failed to maintain a closing bid price of at least $1.00 per share for 30 consecutive trading days (the “Bid Price Requirement”). Pursuant to Marketplace Rule 4450(e), the Company was provided with a 90-day period, through July 11, 2002, to satisfy the Bid Price requirement. On May 28, 2002, the Company voluntarily transferred the listing of its Common Stock to The Nasdaq SmallCap Market. The Company was then afforded the remainder of the 180-day period applicable to SmallCap issuers, through October 9, 2002, to regain compliance with the Bid Price Requirement. On October 10, 2002, the Company was notified that, although it failed to satisfy the Bid Price Requirement within the specified time period, it was eligible for a second 180-day period, through April 7, 2003, given that the Company had satisfied the stockholders’ equity requirement of at least $5 million, as contemplated by Marketplace Rule 4310(c)(8)(D).

     On April 8, 2003, the Nasdaq Stock Market (“Nasdaq”) notified the Company that it had been afforded the remainder of another 90-day period to evidence compliance with the Bid Price Requirement, through July 7, 2003, based upon certain changes to Nasdaq’s bid price rules and the Company’s continued ability to satisfy at least one of the core initial listing criteria set forth in Marketplace Rule 4310(c)(2)(A) ($5 million in stockholders equity, a $50 million market value of listed securities or $750,000 in net income from continuing operations in the most recently completed fiscal year or in two of the past three years).

     On May 22, 2003, the Company received notice from Nasdaq that its Common Stock had failed to comply with the $1,000,000 market value of publicly held shares requirement (the “Minimum Market Value Requirement”) and that such failure had continued beyond the 90-day grace period allowed under the applicable Nasdaq Marketplace Rules. As a result of the Company’s failure to comply with the Minimum Market Value Requirement, the Company’s Common Stock would be delisted at the opening of business on June 2, 2003. By letter dated May 27, 2003, the Company requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq recommendation to delist the Company’s Common Stock. Prior to the date of the hearing, on July 11, 2003, the Company received notice from Nasdaq that it had demonstrated compliance with the Minimum Market Value Requirement and that the matter was considered closed by Nasdaq. However, also on July 11, 2003, the Company received notice from Nasdaq that its Common Stock had failed to maintain the Bid Price Requirement and would therefore be subject to delisting. Because the Company had already requested a hearing, the delisting was stayed pending the hearing, at which time the Nasdaq Listing Qualification Panel would consider the Company’s position with respect to the Bid Price Requirement.

     At the hearing, the Company represented that it was willing to seek stockholder approval for the implementation of a reverse stock split at a meeting to be held in early October 2003 in an effort to comply with the Bid Price Requirement. The Company also directed the Panel’s attention to certain modifications to the Nasdaq bid price rules proposed by Nasdaq on March 18, 2003 which were still under consideration by the Securities and Exchange Commission (the “SEC”). Pursuant to that proposal, SmallCap issuers could be granted up to two additional 180-day periods within which to regain compliance with the Minimum Bid Price Requirement provided the issuer meet at least one of the core initial listing criteria set forth in Marketplace Rule 4310(c)(2)(A) ($5 million in stockholders equity, a $50 million market value of listed securities or $750,000 in net income from continuing operations in the most recently completed fiscal year or in two of the past three years).

     The Company was notified on August 14, 2003 that the Listing Qualifications Panel had made a determination concerning the Company’s request for continued listing on The Nasdaq SmallCap Market. The Panel was of the opinion that the Company presented a definitive plan that would enable the Company to remedy the bid price deficiency by implementation of a reverse stock split within the near term. However, the Panel also acknowledged that the Company would be eligible for an additional period within which to satisfy the bid price requirement under the proposal then before the SEC based upon its reported stockholders’ equity of $9,071,000 as of June 30, 2003. Therefore, the Panel determined to exercise its discretionary authority and grant the Company a short extension to allow for further developments in the SEC rule-making process. Accordingly, the Panel determined to continue listing the Company’s

Common Stock on The Nasdaq SmallCap Market subject to the Company’s satisfaction of certain conditions, including among others that the Company’s Common Stock demonstrate a closing bid price of at least $1.00 per share on or before October 14, 2003 and immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

     On October 14, 2003, the Company was notified that the Panel had determined to modify the terms of its prior decision and continue the listing of the Company’s Common Stock on The Nasdaq SmallCap Market pursuant to certain revised exceptions. The revised determination from the Panel indicated that, according to the Panel’s initial decision, the Panel would render a new determination regarding the Company’s listing status should the Nasdaq proposal before the SEC be rejected or modified. On September 25, 2003, Nasdaq filed an amendment to the previous proposal, which replaced the prior filing in its entirety. The Panel noted that, although PharmChem was not in compliance with the Bid Price Requirement (and was also not eligible for any additional time under the amended proposal because the Company did not satisfy all of the initial inclusion criteria set forth in Marketplace Rule 4310(c) as required under the amended proposal), the Company had represented, in a letter dated October 14, 2003, that the Board of Directors of the Company had authorized the implementation of a reverse stock split to remedy the bid price deficiency. The Panel was of the opinion that an additional extension was warranted in this case as the Company had presented a definitive plan that would enable it to evidence compliance with the Bid Price Requirement within a reasonable period of time and to sustain compliance with all requirements for continued listing on The Nasdaq SmallCap Market over the long term. Accordingly, the Panel modified the terms of its prior decision and continued the listing of the Company’s Common Stock on The Nasdaq SmallCap Market subject to the Company’s satisfaction of certain conditions, including among others, that the Company file a definitive proxy statement with the SEC and Nasdaq on or before November 28, 2003 evidencing the Company’s intent to seek stockholder approval for the implementation of a reverse stock split and that the Company’s Common Stock demonstrate a closing bid price of at least $1.00 per share on or before January 14, 2004 and immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

General

     The Company’s Board of Directors has adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment to Article IV of the Company’s Certificate of Incorporation effecting a one-for-[seven] reverse split of the Company’s outstanding shares of Common Stock (the “Reverse Stock Split Amendment”).

     The Reverse Stock Split Amendment will effect a one-for-[seven] reverse split of the shares of the Company’s Common Stock issued and outstanding, but will not change the number of authorized shares of Common Stock or preferred stock, the number of treasury shares held by the Company or the par value of the Company’s Common Stock or preferred stock. Except as may result from the payment of cash for fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the reverse stock split as each stockholder did immediately prior to the reverse stock split.

     The reverse stock split will be effected simultaneously for all of PharmChem’s Common Stock and the exchange number will be the same for all of PharmChem’s Common Stock. The number of shares of PharmChem’s Common Stock issued and outstanding would be reduced following the Effective Time (defined below) of the reverse split in accordance with the following formula: every [seven (7)] shares of PharmChem’s Common Stock owned by a stockholder will automatically be changed into and become one new share of PharmChem’s Common Stock. Fractional shares of Common Stock will not be issued as a result of the reverse stock split. Stockholders entitled to receive a fractional share of Common Stock as a consequence of the reverse stock split will, instead, receive from the Company a cash payment in U.S. dollars equal to such fraction multiplied by [seven] times the arithmetic mean average closing bid price per share of the Common Stock, as reported in The Wall Street Journal, on the Nasdaq SmallCap Market [five trading days immediately preceding the Effective Time.]

     The Company expects that, if the Reverse Stock Split Proposal is approved by the stockholders at the Special Meeting, the Reverse Stock Split Amendment will be filed promptly. However, notwithstanding approval of the Reverse Stock Split Proposal by the stockholders of the Company, the Board of Directors of the Company may elect not to file, or to delay the filing of, the Reverse Stock Split Amendment, if the Board of Directors determines that filing of the Reverse Stock Split Amendment would not be in the interest of the Company’s stockholders at such time.

Purpose

     The Board of Directors approved the Reverse Stock Split Proposal to increase the per share market price of the Company’s Common Stock. As mentioned above, the Company’s Common Stock must demonstrate a closing bid price of at least $1.00 per share on or before January 14, 2004 and immediately thereafter, must evidence a closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days. If the Company’s Common Stock does not satisfy these requirements, the Common Stock will be delisted from The Nasdaq SmallCap Market. In addition, the Board of Directors believes a higher stock price may help generate investor interest in the Company and help the Company attract and retain employees and other service providers. [Nasdaq can extend 10 days.]

     Nasdaq Listing. The Board of Directors believes that maintaining PharmChem’s Nasdaq listing may provide a broader market for the Company’s Common Stock and facilitate the use of the Company’s Common Stock in financing transactions. If the stockholders do not approve the Reverse Stock Split Proposal and the stock price does not otherwise increase to greater than $1.00 per share, the Company expects its Common Stock to be immediately delisted from the Nasdaq. Delisting could adversely affect (i) the liquidity and marketability of the Company’s Common Stock and (ii) the trading price of the Company’s Common Stock. If a delisting were to occur, the Company’s Common Stock may be quoted on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau.

     The Company’s Common Stock is currently quoted on The Nasdaq SmallCap Market under the symbol “PCHMC.” During the period from October 1, 2002 to the record date, the closing sales price per share of the Company’s Common Stock ranged from a high of $0.94 to a low of $   . The closing price on the record date was $   .

     Potential Increased Investor Interest. In approving the reverse stock split, the Board of Directors considered that the Company’s Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that most investment funds are reluctant to invest in lower priced stocks.

     The Board of Directors further believes that a higher stock price would help the Company attract and retain employees and other service providers. The Board of Directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of PharmChem’s Common Stock, the Board of Directors believes this increase will enhance PharmChem’s ability to attract and retain employees and service providers.

     The Reverse Stock Split May Not Result in an Increase in the Per Share Price of the Company’s Common Stock; There Are Other Risks Associated With the Reverse Stock Split.

     The Company cannot predict whether the reverse stock split will increase the market price for the Company’s Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per new share of the Company’s Common Stock (the “New Shares”) after the reverse stock split will rise in proportion to the reduction in the number of old shares of the Company’s Common Stock (the “Old Shares”) outstanding before the reverse stock split;

•	the market price per share of the New Shares;

•	some investors may view the reverse split negatively, therefore, there can be no assurance that the reverse split will not adversely impact the market price of the Company’s Common Stock;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase the Company’s ability to attract and retain employees and other service providers;

•	the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq.

     While the Company expects the reverse stock split to be sufficient to prevent Nasdaq from delisting the Company’s Common Stock, it is possible that, even if the reverse split results in a bid price for the Company’s Common Stock that exceeds $1.00 per share, the Company may not be able to continue to satisfy the additional criteria for continued listing on The Nasdaq SmallCap Market. The additional criteria consist of maintaining (i) stockholders’ equity of at least $2.5 million or having a market value of listed securities of at least $35 million or having net income from continued operations of $500,000, (ii) a public float of at least 500,000 shares of Common Stock, (iii) a market value of the public float of at least $1 million, (iv) at least 300 shareholders (round lot holders), (v) at least two market makers for the Company’s Common Stock, and (vi) compliance with certain corporate governance requirements. While the Company believes that it currently satisfies all of these requirements, there can be no assurance, however, that the Company will be successful in continuing to meet all requisite maintenance criteria. In particular, the reverse stock split will have no effect on the Company’s compliance with the Minimum Market Value Requirement and, while the bid price of the Company’s Common Stock could decrease and still satisfy the Bid Price Requirement, such decrease could result in the Company’s failure to comply with the Market Value Requirement, thereby resulting in the delisting of the Company’s Common Stock.

     The market price of the Company’s Common Stock will also be based on the Company’s performance and other factors some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Company’s Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of the Company’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

     Corporate Matters. The reverse stock split would have the following effects on the number of shares of Common Stock outstanding:

•	each [seven (7)] of the Company’s Old Shares owned by a stockholder would be exchanged for one (1) New Share;

•	the number of shares of the Company’s Common Stock issued and outstanding will be reduced from [Five Million Eight Hundred Fifty-Two Thousand Five Hundred Ninety-Three (5,852,593)] shares to approximately [Eight Hundred Thirty-Six Thousand Eight-Four ([836,084])] shares;

•	all outstanding options, warrants and rights entitling the holders thereof to purchase shares of the Company’s Common Stock will enable such holders to purchase, upon exercise of their options, warrants and rights, one-[seventh] (1/[7th]) of the number of shares of the Company’s Common Stock that such holders would have been able to purchase upon exercise of their options, warrants and rights immediately preceding the reverse stock split at an exercise price equal to [seven] times [7X] the exercise price specified before the reverse stock split, resulting in approximately the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance under the Company’s existing stock option plans, warrants and rights plan will be reduced to one-[seventh] (1/[7]th) of the number of shares currently included in such plans.

     As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than [seven] ([7]) shares. This, however, is not the purpose for which PharmChem is effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. PharmChem will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”).

     Fractional Shares. No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by [seven] ([7]) will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the arithmetic mean average of the closing prices (as adjusted to reflect the reverse stock split) of the Company’s Common Stock, as reported in The Wall Street Journal, during the [five (5)] trading days preceding the Effective Time of the reverse stock split. If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of the Company’s Common Stock on such days or other prices determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where PharmChem is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

     Authorized Shares; Future Financings. PharmChem will continue to have Twenty-Five Million (25,000,000) authorized shares of Common Stock. Upon effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase from [Nineteen Million One Hundred Forty-Seven Thousand Four Hundred Seven (19,147,407)] shares to [Twenty-Four Million One Hundred Sixty-Three Thousand Nine Hundred Sixteen ([24,163,916])] shares. PharmChem will continue to have Five Million (5,000,000) authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and the Company may issue such shares in financings or otherwise. If PharmChem issues additional shares, the ownership interest of holders of the Company’s Common Stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of the Company’s Common Stock.

     Accounting Matters. The reverse stock split will not affect the par value of the Company’s Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the Company’s Common Stock will be reduced to one-[seventh] (1/[7]th) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s Common Stock will be increased because there will be fewer shares of the Company’s Common Stock outstanding.

     Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company’s Board of Directors or contemplating a tender offer or other transaction for the combination of PharmChem with another company), the Reverse Stock Split Proposal is not being proposed in response to any effort of which the Company is aware to accumulate the Company’s shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company’s Board of Directors and stockholders. Other than the Reverse Stock Split Proposal, the Company’s Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company’s Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of PharmChem.

     Exchange Act Registration and Voting Rights. The Company’s Common Stock is currently registered under Section 12(g) of the Exchange Act and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse split would not affect the registration of the Company’s Common Stock under the Exchange Act nor will it change PharmChem’s periodic reporting and other obligations thereunder. After the reverse split and assuming that the Company’s Common Stock continues to be listed thereon, the Company’s Common Stock would be quoted under the symbol “PCHM” on The Nasdaq SmallCap Market (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse split has occurred).

     The voting and other rights of the holders of the Company’s Common Stock would not be affected by the reverse split (other than as a result of the payment of cash in lieu of fractional shares as described above). For example, a holder of 0.5% of the voting power of the outstanding shares of the Company’s Common Stock immediately prior to the effective time of the reverse split would continue to hold 0.5% of the voting power of the outstanding shares of the Company’s Common Stock after the reverse split. The number of stockholders of record would not be affected by the reverse split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest).

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If the Company’s stockholders approve the Reverse Stock Split Proposal and the Board of Directors still believes that the reverse stock split is in the best interests of PharmChem and its stockholders, the Company will file the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware. The reverse stock split will become effective at the time specified in the amendment, which will most likely be some time shortly after the filing of the amendment and which we refer to as the “Effective Time.” Beginning at the Effective Time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     As soon as practicable after the Effective Time, stockholders will be notified that the reverse stock split has been effected. PharmChem expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal PharmChem sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Board Discretion To Implement Effective Reverse Split

     If the stockholders approve the grant of discretionary authority to implement a reverse split outlined in this Proposal, the reverse split will be effected, if at all, only upon a determination by the Company’s Board of Directors that the reverse split is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for The Nasdaq SmallCap Market, existing and expected marketability and liquidity of the Company’s Common Stock, prevailing market conditions and the likely effect on the market price of the Company’s Common Stock. Notwithstanding approval by the stockholders of the grant of discretionary authority to implement a reverse stock split, the Board of Directors may, in its sole discretion, determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect a reverse split, as permitted under Section 242(c) of the Delaware General Corporation Law.

Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

     The Company’s view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required; Recommendation of Board of Directors

     The affirmative vote of the holders of a majority of all outstanding shares of the Company’s Common Stock entitled to vote on this proposal will be required for approval of the amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT THE ONE-FOR-[SEVEN] REVERSE SPLIT OF THE OUTSTANDING SHARES OF PHARMCHEM’S COMMON STOCK ISSUED AND OUTSTANDING.

Forward Looking Statements; Risk Factors

     This proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 (“Forward-looking Statements”), which are subject to the “safe harbor” created by these Sections. Forward-looking Statements including statements regarding our intent to solicit approval of a reverse stock split, the timing of the proposed reverse stock split and the potential benefits of a reverse stock split, including but not limited to continued listing on The Nasdaq SmallCap Market and the potential for a higher stock price and other events that have not yet occurred. These Forward-looking Statements contain words such as, but not limited to, “expect”, “anticipate”, “estimate”, “believe”, “will”, “may” or “might.” Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties about the future. These risks include: the large number of shares available for future sale could adversely affect the price of the Company’s Common Stock, the volatility of our stock price, competition for customers and competitive bidding for customer contracts, high concentration of the Company’s sales with a few customers such that the loss of one key customer could significantly impact the Company’s revenues and profitability, the effects of the Company’s recently announced loss of its contract with the Administrative Office of U.S. Courts, suspension or loss of certifications essential to the drug testing business, reduced hiring by customers resulting in reduction in volume of drug testing, judicial challenges to the legality of drug testing that could result in a change of laws or policies, continued availability to renew credit facilities on favorable terms, dependency on key personnel and litigation risks. For a discussion of these and other risk factors, see the Company’s annual report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission. We will not necessarily update the information in this proxy statement if any Forward-looking Statement later turns out to be inaccurate.

THE BOARD OF DIRECTORS

Haltom City, Texas
December   , 2003

PHARMCHEM, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS JANUARY 9, 2004

     The undersigned stockholder of PharmChem, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated December    , 2004, and hereby appoints Joseph W. Halligan and David A. Lattanzio, and each of them individually, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of PHARMCHEM, INC., to be held on January 9, 2004 at 10:00 a.m. local time, at the Company’s Corporate Headquarters, 4600 North Beach Street, Haltom City, Texas 76137 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR A PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A ONE FOR [SEVEN] REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK, $.001 PAR VALUE PER SHARE.

     Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

(Continued, and to be marked, dated and signed, on the other side)

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Please mark your votes as indicated in this sample.	☒

		FOR	AGAINST	ABSTAIN

1.	PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	Upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐

Check here if you plan to attend the Special Meeting	☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

Signature(s)	Date

NOTE: Please sign exactly as your name appears on this proxy. If signing for an estate, trust or corporation, your title and capacity should be stated. If shares are held jointly, each holder should sign.

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